EXHIBIT 10.16

AMENDMENT TO CREDIT AGREEMENT

CHASE

This agreement is dated as of August 17, 2007, by and between Syntel, Inc. (the “Borrower”) and JPMorgan Chase Bank, N.A. (the “Bank”), and its successors and assigns. The provisions of this agreement are effective on the date that this agreement has been executed by all of the signers and delivered to the Bank (the “Effective Date”).

WHEREAS, the Borrower and the Bank entered into a credit agreement dated October 15, 2002, as amended (if applicable) (the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth below;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Capitalized terms not defined herein shall have the meaning ascribed in the Credit Agreement.

2.	MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

2.1	From and after the Effective Date, section “1. Credit Facilities” of the Credit Agreement is amended and restated as follows:

1.	Credit Facilities.

1.1	Scope. This Agreement governs Facility A, and, Unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities as defined below. Advances under the Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances including automatic loan sweeps shall not vary the terms or conditions of this agreement or the Related Documents regarding the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $20,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note dated August 19, 2004, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefore. The proceeds of Facility A shall be used for the Borrower’s working capital purposes.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that the Borrower would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all of Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $5,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Letter of Credit Note shall be entirely at the discretion of the Bank, (c) any Letter of Credit shall be a standby letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in the Bank’s standard form. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the rate of 1.00% per annum of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding; provided, however, that such fee shall not be less than $500.00 for each letter of credit. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on an account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Facility A plus the aggregate amount of L/C Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess.

3.	RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified herein.

4.	BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, act or event which could constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an event of default under the Credit Agreement or any promissory note or credit facility executed in reference to the Credit Agreement.

5.	FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6.	EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank.

7.	ACKNOWLEDGEMENTS OF BORROWER. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents and representatives from any and all claims, causes of action, debts and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of the Bank related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.

8.	NOT A NOVATION. This agreement is a modification only and not a novation. Except for the above-quoted modification(s), the Credit Agreement, any loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, instruments or documents executed in connection with the Credit Agreement, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any document executed in conjunction therewith, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement.

Borrower:

Syntel, Inc.

By:	/s/ Bharat Desai
Bharat Desai, Chairman/CEO
Printed Name Title

Date Signed: August 24, 2007

By:	/s/ R. S. Ramdas
R. S. Ramdas, SVP, Fin
Printed Name Title

Date Signed: 08-24-2007

Bank:

JPMorgan Chase Bank, N.A.

By:	/s/ Carlton Faisum
Carlton Faisum SVP
Printed Name Title

Date Signed: 8/18/07